Exhibit 99.1

News Release

Lockheed Martin Initiates Exchange Offer for IT and Technical Services Businesses

BETHESDA, Md., July 11, 2016 – Lockheed Martin (NYSE: LMT) announced today the commencement of an exchange offer for the separation of its Information Systems & Global Solutions (IS&GS) business segment. This represents the next step in the proposed tax-efficient Reverse Morris Trust transaction with Leidos Holdings, Inc. (NYSE: LDOS) announced on January 26. In the proposed transaction, Abacus Innovations Corporation (Abacus), a wholly-owned subsidiary of Lockheed Martin created to facilitate the transaction, will merge with a subsidiary of Leidos and become a wholly-owned subsidiary of Leidos.

The exchange offer provides Lockheed Martin stockholders with the opportunity to exchange their shares of Lockheed Martin common stock for shares of Abacus common stock, which will convert into shares of Leidos common stock upon completion of the merger. The exchange and the merger are expected to be tax-free to participating Lockheed Martin stockholders for U.S. federal income tax purposes, except for any gain or loss attributable to the receipt of cash in lieu of fractional shares in the merger.

The exchange offer includes several key elements:

•	Lockheed Martin is offering to exchange all 76,958,918 shares of common stock of Abacus for shares of Lockheed Martin that are validly tendered and not properly withdrawn. Procedures regarding how to tender and withdraw shares will be specified in the exchange offer materials distributed to stockholders.

•	Lockheed Martin stockholders have the opportunity to exchange all, some or none of their shares of Lockheed Martin common stock for shares of Abacus common stock, subject to proration if the exchange offer is oversubscribed. Each share of Abacus stock will be converted into one share of Leidos common stock upon completion of the merger.

•	The exchange offer is designed to permit Lockheed Martin stockholders to exchange their shares of Lockheed Martin common stock for a number of shares of Abacus common stock that corresponds to a 10 percent discount in value, calculated as set forth in the exchange offer materials, to the equivalent amount of Leidos common stock based on the merger exchange ratio described below, subject to an upper limit.

•	This discount means that tendering Lockheed Martin stockholders are expected to receive approximately $111 in value of Abacus common stock for every $100 of Lockheed Martin common stock. This is subject to an upper limit of 8.2136 shares of Abacus common stock per share of Lockheed Martin common stock. If the upper limit is in effect, then the exchange ratio will be fixed at that limit and tendering stockholders will receive less than $111 in value of Abacus stock for each $100 of Lockheed Martin common stock and could receive much less.

•	Lockheed Martin will determine the ratio at which shares of Lockheed Martin common stock and Abacus common stock will be exchanged based on the simple arithmetic average of the daily volume-weighted average prices of shares of Lockheed Martin common stock and Leidos common stock on the NYSE on each of three valuation dates ending on the third trading day prior to the expiration of the exchange offer, subject to the exchange ratio upper limit. In the case of Abacus common stock, the value will be reduced by $13.64 per share, which equals the per-share amount of the approximately $1.0 billion special dividend to be paid to Leidos stockholders in connection with the transaction.

•	The exchange offer will be subject to proration in the event of oversubscription.

•	The exchange offer is scheduled to expire at 8:00 a.m. on August 16, 2016, unless Lockheed Martin extends or terminates the exchange offer.

•	Abacus common stock will not be transferred to participants in this exchange offer. Participants will instead receive shares of Leidos common stock in the merger. No trading market currently exists or will ever exist for Abacus common stock.

The final exchange ratio showing the number of shares of Abacus common stock participating Lockheed Martin stockholders will receive for each share of Lockheed Martin common stock accepted in the exchange offer will be available at www.edocumentview.com/LockheedMartinExchange. Lockheed Martin will also announce the final exchange ratio by press release no later than 9:00 a.m. on the second trading day prior to the expiration date.

If the exchange offer is completed but not fully subscribed, Lockheed Martin will distribute the remaining shares of Abacus common stock on a pro rata basis to Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the completion of the exchange offer.

The transactions are subject to customary closing conditions, including Leidos stockholder approval and opinions of tax counsel. Leidos has scheduled a meeting of stockholders to be held on August 8, 2016.

As a result of the exchange offer, the number of Lockheed Martin’s outstanding shares of common stock will be reduced. As part of the transaction, Lockheed Martin will also receive a one-time special cash payment of $1.8 billion, which it will use to repay debt, pay dividends and/or repurchase its stock.

Immediately after the completion of the transactions, approximately 50.5% of the outstanding shares of Leidos common stock are expected to be held by pre-merger Abacus (former Lockheed Martin) stockholders on a fully diluted basis. Pre-merger Leidos stockholders are expected to hold approximately 49.5% of the outstanding shares of Leidos common stock on a fully diluted basis. Lockheed Martin will not receive or hold any shares of Leidos common stock. More information can be found on Lockheed Martin’s website and at www.edocumentview.com/LockheedMartinExchange.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 125,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

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Media Contact:

Dan Nelson, +1 301-897-6357; dan.nelson@lmco.com

For more information about the exchange offer, please contact the information agent, Georgeson.

Georgeson LLC

(866) 482-4931

LockheedMartinExchange@georgeson.com

Cautionary Statement Regarding Forward Looking Statements

The forward looking statements contained in this document involve risks and uncertainties that may affect Lockheed Martin Corporation’s (“Lockheed Martin”) and Leidos Holdings, Inc.’s (“Leidos”) operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission (the “SEC”). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the expectations of either company will be realized. This document also contains statements about Lockheed Martin’s agreement to separate a substantial portion of its government information technology infrastructure services business and its technical services business, which have been realigned in the Information Systems & Global Solutions (IS&GS) business segment, and combine this business with Leidos in a Reverse Morris Trust transaction (the “Transaction”). Many factors could cause actual results to differ materially from these forward-looking statements with respect to the Transaction, including risks relating to the completion of the transaction on anticipated terms and timing, including obtaining stockholder and regulatory approvals, anticipated tax treatment, the dependency of any split-off transaction on market conditions and the value to be received in any split-off transaction, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations, Leidos’ ability to integrate the businesses successfully and to achieve anticipated synergies, and the risk that disruptions from the Transaction will harm Lockheed Martin’s or Leidos’ business. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Lockheed Martin’s or Leidos’ consolidated financial condition, results of operations or liquidity. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see Lockheed Martin and Leidos’ filings with the SEC, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Lockheed Martin’s annual report on Form 10-K for the year ended December 31, 2015 and in Leidos’ transition report on Form 10-K for the 11-month period ended January 1, 2016 and quarterly reports on Form 10-Q which are available on the respective companies websites at http://www.leidos.com (Leidos) and http://www.lockheedmartin.com (Lockheed Martin) and at the SEC’s website at http://www.sec.gov. Neither Lockheed Martin nor Leidos assumes any obligation to provide revisions or updates to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Additional Information and Where to Find It

In connection with the proposed transaction, Abacus Innovations Corporation, a wholly-owned subsidiary of Lockheed Martin created for the transaction (“Abacus”), has filed with the SEC a registration statement on Form S-4/S-1 containing a prospectus and Leidos has filed with the SEC a proxy statement on Schedule 14A and a registration statement on Form S-4 containing a prospectus. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENTS/PROSPECTUSES AND PROXY STATEMENT AND ANY AMENDMENTS WHEN THEY BECOME AVAILABLE AS WELL AS ANY OTHER RELEVANT DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PARTIES AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the prospectuses and proxy statement and other documents filed with the SEC by Lockheed Martin, Abacus and Leidos at the SEC’s web site at http://www.sec.gov. Free copies of these documents and each of the companies’ other filings with the SEC, may also be obtained from the respective companies websites at http://www.leidos.com (Leidos) and http://www.lockheedmartin.com (Lockheed Martin).

This communication is not a solicitation of a proxy from any investor or security holder. However, Leidos, Lockheed Martin, and certain of their respective directors, executive officers and other members of management and employees, may be deemed to be participants in the solicitation of proxies from stockholders of Leidos in respect of the proposed transaction under the rules of the SEC. Information regarding Leidos’ directors and executive officers is available in Leidos’ Transition Report on Form 10-K filed with the SEC on February 26, 2016 and in its proxy statement for its annual meeting of stockholders filed on July 7, 2016. Information regarding Lockheed Martin’s directors and executive officers is available in Lockheed Martin’s 2015 Annual Report on Form 10-K filed with the SEC on February 24, 2016, and in its definitive proxy statement for its annual meeting of stockholders filed on March 11, 2016. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the registration statements, prospectuses and proxy statement and other relevant materials to be filed with the SEC when they become available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.